Exhibit 5.1

FOLEY & LARDNER LLP ATTORNEYS AT LAW
ONE DETROIT CENTER 500 WOODWARD AVENUE, SUITE 2700 DETROIT, MI 48226-3489 313.234.7100 TEL 313.234.2800 FAX www.foley.com
April 2, 2007
CLIENT/MATTER NUMBER 058081-0131

Rydex Specialized Products LLC,
  d/b/a Rydex Investments
9601 Blackwell Road
Suite 500
Rockville, MD 20850

      Re:     CurrencySharesSM Japanese Yen Trust

Ladies and Gentlemen:

        We have acted as legal counsel to Rydex Specialized Products LLC, a Delaware limited liability company d/b/a Rydex Investments (the “Company”), in connection with the preparation and filing of a registration statement on Form S-1 (the “Rule 462(b) Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The Rule 462(b) Registration Statement relates to the proposed issuance by the CurrencySharesSM Japanese Yen Trust (the “Trust”), an investment trust formed on February 1, 2007 under the laws of the State of New York pursuant to the terms of the Depositary Trust Agreement dated February 1, 2007 (the “Trust Agreement”) between the Company, as sponsor, and The Bank of New York, a banking corporation organized under the laws of the state of New York, as trustee (the “Trustee”), of an additional 3,870,000 shares, representing units of fractional undivided beneficial interest in and ownership of the Trust (the “Additional Shares”). The Rule 462(b) Registration Statement, to be used for the offer and sale of the Additional Shares, is filed with the Commission in connection with the offering described in the Registration Statement on Form S-1 (Registration No. 333-138881) filed with the Commission on November 21, 2006 and declared effective by the Commission on February 7, 2007 (the “Initial Registration Statement”).

        In rendering the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of all such agreements, instruments and other documents as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below, including:

1.	the Initial Registration Statement;

2.	the Rule 462(b) Registration Statement;

3.	the Certificate of Formation of the Company dated September 14, 2005;

BOSTON BRUSSELS CHICAGO DETROIT JACKSONVILLE	LOS ANGELES MADISON MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Rydex Specialized Products LLC
April 2, 2007

4.	the Limited Liability Company Agreement of the Company dated September 14, 2005;

5.	the Trust Agreement;

6.	The Deposit Account Agreement dated as of February 1, 2007 between JPMorgan Chase Bank, N.A., London Branch, a company incorporated with limited liability as a national banking association, as Depository, and the Company; and

7.	A copy of the global certificate representing the Additional Shares to be issued under the Trust Agreement.

        In our examination of the foregoing documents, we have made the following factual assumptions, with your consent: that all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not subsequently been amended; that the signatures on each original document are genuine; that all factual representations and statements set forth in such documents are true and correct; and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

        In rendering the opinion stated below, we have relied with respect to certain factual matters solely upon the representations, certifications and other information contained in the documents referred to above and upon certificates of public officials. We have not made or undertaken to make any independent investigation to establish or verify the accuracy or completeness of such factual representations, certifications and other information.

        The opinion stated below is limited to the laws of the State of New York and the federal laws of the United States of America, and we express no opinion in this letter as to the laws of any other jurisdiction. We express no opinion in this letter as to the application of the securities or “blue sky” laws of any state, including New York, to the issuance and sale of the Additional Shares. This opinion letter is limited to the specific issues addressed herein; and no opinion may be inferred or implied beyond that expressly stated herein.

        Our opinion is based solely upon the law and the facts as they exist on the date hereof; and we disclaim any obligation to advise you of any subsequent change in law or facts or circumstances that might subsequently come to our attention.

        Based on the foregoing and subject to the limitations and qualifications set forth in this letter, we are of the opinion that the Additional Shares, when issued and sold in accordance with the terms of the Trust Agreement (including the receipt by the Depository, on behalf of the Trustee, of the consideration required for the issuance of the Additional Shares), will be duly authorized, legally issued, fully paid and non-assessable.

Rydex Specialized Products LLC
April 2, 2007

        We hereby consent to the filing of this opinion letter as an exhibit to the Rule 462(b) Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

        This opinion only relates to the issuance and sale of the Additional Shares pursuant to the Rule 462(b) Registration Statement and may not be relied upon by you or any other person for any other purpose, without our prior written consent in each instance.

Very truly yours, /s/ FOLEY & LARDNER LLP _______________________________________ Foley & Lardner LLP